UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

AUXILIUM PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 30, 2009, Auxilium Pharmaceuticals, Inc. (“Auxilium”) filed definitive proxy materials relating to its Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 10, 2009 (the “Proxy Statement”). Among the items to be presented to the stockholders of Auxilium for their approval at the Annual Meeting is the amendment and restatement of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan (the “Plan”) to increase the number of shares of Auxilium common stock authorized for issuance under the Plan by 2,650,000 shares from 8,000,000 to 10,650,000 shares as described in the Proxy Statement.

The following letter, dated June 8, 2009, was sent from James E. Fickenscher, Chief Financial Officer of Auxilium Pharmaceuticals, Inc. (“Auxilium”), to an advisor of FMR Corp. (“FMR”), one of Auxilium’s stockholder, in connection with its consideration of the amendment and restatement of the Plan. This letter may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

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[Letterhead of Auxilium Pharmaceuticals, Inc.]

Gina R. Caires

Investment Proxy Research

Fidelity Management and Research Company

One Spartan Way TS1E

Merrimack, New Hampshire 03045

June 8, 2009

Dear Ms. Caires:

I write in response to your email to me, dated June 2, 2009. This letter supersedes the letter of even date herewith from Armando Anido, Chief Executive Officer and President of Auxilium Pharmaceuticals, Inc. (“Auxilium”) that I sent via email to you today at 2:53 p.m. In your email, you state that Fidelity can support the amendment and restatement of Auxilium’s 2004 Equity Compensation Plan (the “Plan”) set forth in Proposal 2 in Auxilium’s 2009 Proxy Statement if you receive a written commitment that a recommendation will be made during the next twelve months to Auxilium’s Compensation Committee (the “Committee”) that the Plan be amended to adopt three specific changes.

First, with respect to performance-based awards of full value shares, there must be a minimum of one (1) year between the date of grant and the lapsing of restrictions on, or vesting of, all such shares, and with respect to non-performance based awards of full value shares, there must be a minimum of three (3) years between the date of grant and the lapsing of restrictions on, or vesting of, all such shares; provided, however, the Committee may retain vesting discretion if the number of full value shares qualifying for such treatment is limited to ten percent (10%) of the shares authorized under the Plan.

Second, the Committee may not waive vesting periods of any awards made under the Plan except in the case of death, disability, retirement or change in control; provided, however, the Committee may retain vesting discretion if the number of full value shares qualifying for such treatment is limited to ten percent (10%) of the shares authorized under the Plan.

Third, discretionary awards to non-employee directors shall be administered and approved by Auxilium’s Board of Directors; provided, however, that any employee director must recuse himself or herself from discussions of and abstain from voting on such discretionary awards to non-employee directors.

Gina R. Caires

June 8, 2009

With respect to the ten percent (10%) exception described in the paragraphs regarding the first and second requested changes to the Plan, the ten percent (10%) exception shall be calculated based on the total number of shares authorized for issuance under the Plan, including the increase in the number of shares subject to Proposal 2 set forth in Auxilium’s 2009 Proxy Statement, if approved by stockholders at the 2009 annual meeting.

Auxilium hereby commits that a recommendation will be made to the Committee in the next twelve months to amend the Plan to adopt the three changes discussed above, effective as of a date that is not later than the date of Auxilium’s 2010 annual meeting of its stockholders. Please contact me with any questions.

As a result of Auxilium’s commitment to recommend adopting these changes, we understand that Fidelity will cast its votes “FOR” Proposal 2 in the 2009 Auxilium Proxy Statement. Kindly confirm our understanding.

Sincerely,

/s/ JAMES E. FICKENSCHER
James E. Fickenscher
Chief Financial Officer

JEF/jes

cc:	Armando Anido – Chief Executive Officer and President

Dr. Oliver S. Fetzer – Chair of Compensation Committee

Rolf Classon – Chairman of the Board, member of Compensation Committee

Dr. Philippe O. Chambon – member of the Compensation Committee

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Explanatory Note

The letter from the Chief Executive Officer and President of Auxilium that is referenced in the above letter is not reproduced in this filing as it was superseded shortly after being sent and was substantially identical to the above letter except that it inadvertently contained an erroneous statement that was corrected by the above letter.